trilinc-ex991_7.htm

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2018

TriLinc Global Impact Fund, LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-55432	36-4732802
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1230 Rosecrans Avenue, Suite 605 Manhattan Beach, CA		90266
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 997-0580

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 OTHER EVENTS

Termination of the Sub-Advisory Agreement with GMG Investment Advisors, LLC

Effective July 20, 2018, TriLinc Advisors International, Ltd. (“TriLinc Advisors”) has terminated the Sub-Advisory Agreement (the “Sub-Advisory Agreement”) between TriLinc Advisors and GMG Investment Advisors, LLC (“GMG”). The Sub-Advisory Agreement was terminated as a result of GMG’s unwinding of its business operations.

TriLinc Advisors entered into the Sub-Advisory Agreement with GMG as of December 19, 2012, specifically for assistance with the origination and co-structuring of Latin America term loan transactions for the TriLinc Global – Latin America, Ltd. Special Purpose Vehicle (“TGIF – Latin America SPV”), a subsidiary of TriLinc Global Impact Fund, LLC. Since inception of the Sub-Advisory Agreement, GMG sub-advised transactions for three borrowers, including a diaper manufacturer in Peru, a sugar producer in Brazil, and a food processor in Peru, for a total of $11.2 million of invested capital.

As of the end of the second quarter of 2018, there was $7.8 million outstanding in the TGIF – Latin America SPV across two borrower companies. TriLinc Advisors currently intends to continue to manage these two loan positions directly but may pursue suitable alternative options for third-party loan management and monitoring in the future.

June Press Release

On July 23, 2018, TriLinc Global Impact Fund, LLC issued a press release to announce its investment activity for June 2018.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(d)	Exhibits

       The following Exhibit is filed as part of this report.

Exhibit 99.1	New Investment Press release of TriLinc Global Impact Fund, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRILINC GLOBAL IMPACT FUND, LLC

July 23, 2018	By:	/s/ Gloria S. Nelund
	Name:	Gloria S. Nelund
	Title:	Chief Executive Officer